Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	April 28, 2014	Gerry Gould, VP-Investor Relations
Time	6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 4th Quarter Fiscal 2014 Revenue of $241 Million and Adjusted EPS of $0.46; Full Year Revenue of $939 Million, Up 5% and Adjusted EPS of $2.19, Up 10%

Braintree, MA, April 28, 2014 - Haemonetics Corporation (NYSE: HAE) today reported revenue for the fourth quarter fiscal 2014 of $241.1 million, down 4%. Excluding currency impact, revenue was down 2% in the quarter1. The Company’s base revenue, exclusive of the recently acquired whole blood business, increased 2% on a constant currency basis in the quarter.

Fourth quarter GAAP net income was $10.2 million and earnings per share were $0.19. Adjusted net income, exclusive of transformation, integration and deal amortization expenses detailed below, was $24.2 million, down 17%, and adjusted earnings per share were $0.46, down 18%.

For the fiscal year ended March 29, 2014, Haemonetics reported revenue of $938.5 million, up 5%. Excluding currency impact, revenue was up 7% in the fiscal year1. Base revenue, exclusive of the whole blood business, increased 1% on a constant currency basis.

Fiscal year 2014 GAAP net income was $35.1 million and earnings per share were $0.67. Adjusted net income, exclusive of transformation, integration and deal amortization expenses detailed below, was $114.4 million, up 10%, and adjusted earnings per share were $2.19, up 10%.

The Company’s Board of Directors exercised discretion over variable compensation and approved partial payments to eligible employees, excluding the CEO. Variable compensation approximated $11 million, roughly 55% of target or $0.16 per share for the full year.

Brian Concannon, Haemonetics’ President and CEO, stated: “An environment characterized by mounting pressure emerged in the U.S. hospital and blood center markets in fiscal 2014. The resulting rapid rate of change was not reflected in our planned targets for the year. In recognition of this, we felt it was appropriate to partially fund our variable compensation program.”

“It has been our long held view that our shareholders should be paid first and this is a practice we have honored in the past and will continue to honor in the future. However, under the circumstances, we concluded it was necessary to consider external elements which were beyond the control of our employees and which influenced fiscal 2014 results.”

FISCAL 2014 STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

•	Strong constant currency revenue increases in identified growth drivers

◦	11% growth in plasma disposables revenue

◦	21% growth in TEG® diagnostics disposables revenue

◦	20% growth in emerging markets disposables revenue

•	With key contract extensions, 80% of commercial plasma business under agreement through the third quarter of fiscal 2019

•	Next generation TEG platform submitted to FDA

•	Value Creation and Capture (“VCC”) initiatives progressing on schedule

◦	Additional steps identified and expected savings increased

Mr. Concannon commented: “Three elements of our business which represent 53% of our disposables revenue - Plasma, diagnostics and emerging markets - grew 13% in fiscal 2014. This growth was offset by the impact of blood management practice improvements on our whole blood and cell salvage businesses, and currency headwinds. Our strategy remains unchanged and we expect our growth drivers to continue to deliver double-digit growth, while the identified headwinds abate in fiscal 2016.”

FOURTH QUARTER 2014 REVENUE BREAKDOWN

Plasma

Plasma disposables revenue was $74.1 million in the fourth quarter, up $5.9 million or 9%, and up 10% in constant currency. North America collection volumes continued to benefit from a robust end user market for plasma-based biopharmaceuticals.

Blood Center

Platelet disposables revenue was $38.9 million in the quarter, down 12% on a reported basis and 9% on a constant currency basis. In addition to currency, the revenue decline was attributable to order timing in the emerging markets.

Red cell disposables revenue was $12.3 million in the quarter, down $1.7 million or 12% below the prior year quarter, attributable to continued decline in U.S. red cell transfusion rates.

Whole blood disposables revenue was $44.8 million in the fourth quarter, down $10.1 million or 18% below the prior year quarter. This decline was attributable to the previously announced loss of a European tender and the weakening U.S. transfusion rates.

Hospital

Surgical disposables revenue was $17.6 million, flat for the quarter and up 3% on a constant currency basis with strength in the emerging markets.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $6.1 million for the quarter, down $1.9 million or 24%. Market trends toward the adoption of tranexamic acid to treat and prevent post-operative blood loss continued to lessen hospital use of OrthoPAT disposables.

Diagnostics disposables revenue was $9.2 million for the quarter, up $2.0 million or 28%, with considerable strength in North America and China. With a TEG Thromboelastograph® Hemostasis Analyzer installed base that is up nearly 50% from two years ago, prospects for continued double-digit disposables revenue growth remain strong.

Software and Equipment

Software Solutions revenue was $19.0 million in the fourth quarter, up $0.4 million or 2%. The pipeline of BloodTrack® and other blood management software opportunities is accelerating.

Equipment and other revenue was $19.2 million for the quarter, up $1.7 million or 10%, as certain annual equipment orders received in the third quarter of fiscal 2013 occurred, as expected, in the fourth quarter of fiscal 2014. Equipment revenue is influenced by the timing of tenders and capital budgets. The installed base of equipment, including devices sold and those placed for use with customers, increased 7% in fiscal 2014.

Geographic

Haemonetics reported flat fourth quarter revenue in Europe, with declines of 1% in Asia Pacific, 3% in North America and 14% in Japan. In North America, strength in the Plasma business was offset by declines in the Blood Center business, where growth in the European distribution markets was offset by the previously announced loss of a European whole blood tender. Weakness in Japan was attributable to the Yen exchange rate, which contributed 11 percentage points of the decline in the fourth quarter.

OPERATING RESULTS

Adjusted gross profit was $117.6 million, down $6.6 million from the prior year fourth quarter and included a $3.2 million unfavorable currency impact. Adjusted gross margin was 48.8%, down 90 basis points including 60 basis points of unfavorable currency impact. Gross margin improvement driven by productivity programs was more than offset by mix and currency.

Adjusted operating expenses inclusive of variable compensation were $83.4 million in the quarter, unchanged from the prior year. Organizational and corporate administrative cost reductions, made in response to revenue pressures, were offset by continued investments in emerging markets. Importantly, R&D spending remained unchanged year over year.

In the fourth quarter, adjusted operating income was $34.2 million, down $6.6 million or 16%, including variable compensation and $1.7 million attributed to currency headwinds, primarily the Japanese Yen. Adjusted operating margin in the quarter was 14.2%, down 210 basis points. For the full fiscal year, adjusted operating margin was 17.0%, an increase of 20 basis points over the prior year.

The adjusted income tax rate was 23.5% compared with 22.7% in the prior year fourth quarter. Interest expense on loans was $2.4 million.

BALANCE SHEET AND CASH FLOW

Cash on hand was $192 million, an increase of $13 million during the fiscal year. The Company reported fiscal 2014 free cash flow, before transformation and integration costs, of $123 million, an increase of $53 million over fiscal year 2013, primarily due to the need in the prior year for investment following the whole blood acquisition.

During fiscal 2014, the Company utilized $73 million of cash before $16 million of cash tax benefits, to fund VCC and other restructuring initiatives, $23 million to complete the acquisition of Hemerus Medical and $37 million to repay debt.

VALUE CREATION & CAPTURE ACTIVITIES

Plans to pursue identified Value Creation & Capture (“VCC”) opportunities, including transformation of the Company’s manufacturing operations, productivity and commercial excellence initiatives, continue to progress according to schedule and are expected to deliver benefits as previously indicated.
Today the Company announced plans to begin consultation with employee representatives regarding ceasing operations and closure of its manufacturing facility in Bothwell, Scotland during the current fiscal year 2015. Disposables currently produced in Bothwell would be transferred to other Haemonetics’ manufacturing facilities.

VCC investments are still expected to approximate $160 million. We now expect savings beginning in fiscal 2015 of $30 million, ramping up to approximately $60-$65 million of annual cost savings by fiscal 2018. The full schedule of planned investments and expected benefits are summarized in a schedule posted to the Company’s Investor Relations website at the link which follows: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

FISCAL 2015 GUIDANCE

Overall fiscal 2015 revenue is expected to grow 0-2% in constant currency and decline 0-2% on a reported basis. The Company expects $40-$50 million of revenue growth from its identified growth drivers of Plasma, TEG and Emerging Markets. More than offsetting this growth, however, will be $50-$55 million of revenue headwind from net volume and pricing declines in the U.S. blood center business and weakness in the Japanese Yen.

Plasma collections remain strong and the Company expects 7-9% growth in Plasma disposables in fiscal 2015. Blood center revenue in the U.S. will continue to be pressured by lower volumes and pricing, as hospitals focus on improving blood management and decreasing the frequency of allogeneic transfusions, so the Company expects blood center revenue to decline 10-12%. Hospital disposables are expected to grow 4-6%, with double-digit percentage growth in TEG, and Software Solutions is expected to grow 2-4%.

Adjusted gross margin is expected to approximate 50% due principally to the factors affecting revenue.

Adjusted operating income of $140-$150 million is expected in fiscal 2015 driving an operating margin of approximately 16%. A full bonus compensation accrual is planned in fiscal 2015. Acquisition related amortization is expected to approximate $28 million or $0.38 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Income taxes are expected to approximate 26% of pre-tax adjusted income. Adjusted earnings per share, excluding VCC transformation expenses and acquisition related amortization, are expected in the range of $1.85 to $1.95.

Fiscal 2015 free cash flow is expected to approximate $120-$130 million before funding restructuring and capital investment for transformation activities. The Company anticipates investing approximately $80 million of free cash flow to fund additional capital expenditures and cash transformation expenditures associated with its VCC initiatives in fiscal 2015.

Approximately $60 million of cash transformation expenditures and other cost reduction initiatives, plus up to $15 million of non-cash asset write-offs associated with planned plant closures, will be excluded from adjusted earnings in fiscal 2015. More information on fiscal 2015 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

FISCAL 2016 PRELIMINARY OUTLOOK

The Company expects to return to a mid-single digit revenue growth rate and mid to high-teens adjusted earnings per share growth rate in fiscal 2016. The VCC investments are planned to be completed in fiscal 2016, with only $10-$15 million of incremental investment expected in that year.

Mr. Concannon added: “With our suite of blood management products and services, we are well positioned to provide our customers with competitive advantages in this evolving healthcare environment. We continue to consider fiscal 2015 a transitional year, with revenue and earnings below fiscal 2014 levels. However, we are encouraged with both revenue enhancement and cost reduction programs, and expect to return to our historical growth profile in fiscal 2016 and beyond.”

ADJUSTMENTS TO REPORTED EARNINGS

In total $15 million of pre-tax charges, comprised of $12 million of VCC transformation and $3 million of integration and other restructuring activities, were excluded from adjusted earnings in the fourth quarter of fiscal 2014. The Company excluded $17 million of pre-tax integration, restructuring, transformation and transaction costs from adjusted earnings in the fourth quarter of fiscal 2013.

In the full fiscal year 2014, $85 million of pre-tax charges, comprised of $65 million of VCC transformation and $20 million of integration and other restructuring activities, were excluded from adjusted earnings compared with $72 of pre-tax integration, restructuring and transaction costs excluded from fiscal 2013 earnings.

The Company also excluded acquisition related amortization expenses from its adjusted earnings and EPS, beginning in fiscal 2014, and prior period amounts have been conformed to permit comparison. Excluded from fourth quarter adjusted earnings were $7.0 million in fiscal 2014 and $5.9 million in fiscal 2013, or $0.10 and $0.08 per share, respectively. On a year-to-date basis, $28.1 million in fiscal 2014 and $20.8 million in fiscal 2013, or $0.38 and $0.28 per share, respectively, of such costs were excluded.

CONFERENCE CALL

Haemonetics will host a webcast to discuss the first quarter results on Monday, April 28, 2014 at 8:00 am Eastern time. Interested parties can participate at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=5122981.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
(Data in thousands, except per share data)
Consolidated Statements of Income for the Fourth Quarter of FY14 and FY13

	3/29/2014	3/30/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)

Net revenues	$241,091	$249,942	(3.5)%
Gross profit	115,441	123,140	(6.3)%

R&D	13,836	17,818	(22.3)%
S,G&A	88,959	87,614	1.5%
Operating expenses	102,795	105,432	(2.5)%

Operating income	12,646	17,708	(28.6)%

Interest and other expense, net	(2,891)	(3,022)	(4.3)%

Income before taxes	9,755	14,686	(33.6)%

Tax (benefit)/expense	(429)	2,125

Net income	$10,184	$12,561	(18.9)%

Net income per common share assuming dilution	$0.19	$0.24	(20.8)%

Weighted average number of shares:
Basic	51,985	51,304
Diluted	52,609	52,199

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.9%	49.3%	(1.4)%
R&D	5.7%	7.1%	(1.4)%
S,G&A	36.9%	35.1%	1.8%
Operating income	5.2%	7.1%	(1.9)%
Income before taxes	4.0%	5.9%	(1.9)%
Net income	4.2%	5.0%	(0.8)%

Haemonetics Corporation Financial Summary
(Data in thousands, except per share data)
Consolidated Statements of Income for FY14 and FY13

	3/29/2014	3/30/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)

Net revenues	$938,509	$891,990	5.2%
Gross profit	468,365	428,131	9.4%

R&D	54,200	48,641	11.4%
S,G&A	366,838	323,053	13.6%
Operating expenses	421,038	371,694	13.3%

Operating income	47,327	56,437	(16.1)%

Interest and other expense, net	(10,926)	(6,540)	67.1%

Income before taxes	36,401	49,897	(27.0)%

Tax expense	1,253	11,097	(88.7)%

Net income	$35,148	$38,800	(9.4)%

Net income per common share assuming dilution	$0.67	$0.74	(9.5)%

Weighted average number of shares:
Basic	51,611	51,349
Diluted	52,377	52,259

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	49.9%	48.0%	1.9%
R&D	5.8%	5.5%	0.3%
S,G&A	39.1%	36.2%	2.9%
Operating income	5.0%	6.3%	(1.3)%
Income before taxes	3.9%	5.6%	(1.7)%
Net income	3.7%	4.3%	(0.6)%

Revenue Analysis for the Fourth Quarter and FY14 and FY13
(Data in thousands)

	Three Months Ended
	3/29/2014	3/30/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$126,160	$130,119	(3.0)%
International	114,931	119,823	(4.1)%
Net revenues	$241,091	$249,942	(3.5)%

Disposable revenues

Plasma disposables	$74,127	$68,243	8.6%

Blood center disposables
Platelet	38,865	44,024	(11.7)%
Red cell	12,279	13,994	(12.3)%
Whole blood	44,819	54,922	(18.4)%
	95,963	112,940	(15.0)%
Hospital disposables
Surgical	17,629	17,544	0.5%
OrthoPAT	6,069	7,954	(23.7)%
Diagnostics	9,159	7,160	27.9%
	32,857	32,658	0.6%

Total disposables revenues	202,947	213,841	(5.1)%

Software solutions	18,971	18,597	2.0%
Equipment & other	19,173	17,504	9.5%
Net revenues	$241,091	$249,942	(3.5)%

	Year Ended
	3/29/2014	3/30/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$500,719	$454,874	10.1%
International	437,790	437,116	0.2%
Net revenues	$938,509	$891,990	5.2%

Disposable revenues

Plasma disposables	$291,895	$268,900	8.6%

Blood center disposables
Platelet	156,643	169,602	(7.6)%
Red cell	42,378	49,733	(14.8)%
Whole blood	190,698	138,436	37.8%
	389,719	357,771	8.9%
Hospital disposables
Surgical	66,876	73,508	(9.0)%
OrthoPAT	25,042	30,230	(17.2)%
Diagnostics	33,302	27,356	21.7%
	125,220	131,094	(4.5)%

Total disposables revenues	806,834	757,765	6.5%

Software solutions	70,441	69,952	0.7%
Equipment & other	61,234	64,273	(4.7)%
Net revenues	$938,509	$891,990	5.2%

Consolidated Balance Sheets
(Data in thousands)
	As of
	3/29/2014	3/30/2013
	(unaudited)
Assets
Cash and cash equivalents	$192,469	$179,120
Accounts receivable, net	164,961	170,111
Inventories, net	197,661	183,784
Other current assets	74,554	63,995
Total current assets	629,645	597,010
Property, plant & equipment, net	271,437	256,953
Other assets	619,765	607,954

Total assets	$1,520,847	$1,461,917

Liabilities & Stockholders' Equity
Short term debt & current maturities	$45,630	$23,150
Other current liabilities	172,185	156,994
Total current liabilities	217,815	180,144
Long-term debt	392,057	456,944
Other long-term liabilities	71,361	55,647
Stockholders' equity	839,614	769,182

Total liabilities & stockholders' equity	$1,520,847	$1,461,917

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	3/29/2014	3/30/2013

GAAP cash flow from operations	$51,471	$27,541

Capital expenditures	(29,927)	(12,503)
Proceeds from sale of property, plant & equipment	291	678
Net investment in property, plant & equipment	(29,636)	(11,825)

Free cash flow after restructuring and transformation costs	21,835	15,716

Restructuring and transformation costs	10,187	8,322
Tax benefit on restructuring and transformation costs	(16,305)	—
Capital expenditure on VCC initiatives	12,124	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$27,841	$24,038

	Year Ended
	3/29/2014	3/30/2013

GAAP cash flow from operations	$139,524	$85,073

Capital expenditures	(73,648)	(62,188)
Proceeds from sale of property, plant & equipment	488	1,968
Net investment in property, plant & equipment	(73,160)	(60,220)

Free cash flow after restructuring and transformation costs	66,364	24,853

Restructuring and transformation costs	54,816	44,979
Tax benefit on restructuring and transformation costs	(16,305)	—
Capital expenditure on VCC initiatives	18,044	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$122,919	$69,832

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

- Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

- Whole Blood Acquisition: restructuring, integration and other transformation costs, certain cost of goods sold adjustments and transaction costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

- In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.

Restructuring and transformation costs also include costs related to activities launched prior to the VCC initiative designed to align our cost structure with strategic and operational priorities. Costs incurred under these programs are reflected in "Productivity and operational initiatives" within the tables below.

Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs. Fiscal 2013 adjusted results have been conformed for this presentation.

We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the Fourth Quarter of FY14 and FY13
(Unaudited data in thousands)
	Three Months Ended
	3/29/2014	3/30/2013
Non-GAAP gross profit
GAAP gross profit	$115,441	$123,140
Restructuring and transformation costs	2,183	1,088
Non-GAAP gross profit	$117,624	$124,228

Non-GAAP R&D
GAAP R&D	$13,836	$17,818
Restructuring and transformation costs	(1,548)	(5,218)
Non-GAAP R&D	$12,288	$12,600

Non-GAAP S,G&A
GAAP S,G&A	$88,959	$87,614
Restructuring and transformation costs	(10,851)	(10,963)
Deal amortization	(7,008)	(5,858)
Non-GAAP S,G&A	$71,100	$70,793

Non-GAAP operating expenses
GAAP operating expenses	$102,795	$105,432
Restructuring and transformation costs	(12,399)	(16,181)
Deal amortization	(7,008)	(5,858)
Non-GAAP operating expenses	$83,388	$83,393

Non-GAAP operating income
GAAP operating income	$12,646	$17,708
Restructuring and transformation costs	14,582	17,269
Deal amortization	7,008	5,858
Non-GAAP operating income	$34,236	$40,835

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$(2,891)	$(3,022)
Restructuring and transformation costs	279	—
Non-GAAP operating income	$(2,612)	$(3,022)

Non-GAAP income before taxes
GAAP income before taxes	$9,755	$14,686
Restructuring and transformation costs	14,861	17,269
Deal amortization	7,008	5,858
Non-GAAP income before taxes	$31,624	$37,813

Non-GAAP net income
GAAP net income	$10,184	$12,561
Restructuring and transformation costs	14,861	17,269
Deal amortization	7,008	5,858
Tax benefit associated with non-GAAP adjustments	(7,851)	(6,459)
Non-GAAP net income	$24,202	$29,229

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.19	$0.24
Non-GAAP items after tax per common share assuming dilution	0.27	0.32
Non-GAAP net income per common share assuming dilution	$0.46	$0.56

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	3/29/2014	3/30/2013
Non-GAAP revenues
GAAP revenue	$241,091	$249,942
Foreign currency effects	(9,773)	(13,250)
Non-GAAP revenue - constant currency	$231,318	$236,692

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$24,202	$29,229
Foreign currency effects	(5,349)	(7,105)
Income tax associated with foreign currency effects	1,256	1,613
Non-GAAP net income - constant currency	$20,109	$23,737

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.46	$0.56
Foreign currency effects after tax per common share assuming dilution	(0.08)	(0.11)
Non-GAAP net income per common share assuming dilution - constant currency	$0.38	$0.45

Reconciliation of Non-GAAP Measures for FY14 and FY13
(Unaudited data in thousands)
	Year Ended
	3/29/2014	3/30/2013
Non-GAAP gross profit
GAAP gross profit	$468,365	$428,131
Restructuring and transformation costs	10,376	22,333
Non-GAAP gross profit	$478,741	$450,464

Non-GAAP R&D
GAAP R&D	$54,200	$48,641
Restructuring and transformation costs	(8,855)	(8,345)
Non-GAAP R&D	$45,345	$40,296

Non-GAAP S,G&A
GAAP S,G&A	$366,838	$323,053
Restructuring and transformation costs	(64,625)	(41,780)
Deal amortization	(28,056)	(20,816)
Non-GAAP S,G&A	$274,157	$260,457

Non-GAAP operating expenses
GAAP operating expenses	$421,038	$371,694
Restructuring and transformation costs	(73,480)	(50,124)
Deal amortization	(28,056)	(20,816)
Non-GAAP operating expenses	$319,502	$300,754

Non-GAAP operating income
GAAP operating income	$47,327	$56,437
Restructuring and transformation costs	83,856	72,457
Deal amortization	28,056	20,816
Non-GAAP operating income	$159,239	$149,710

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$(10,926)	$(6,540)
Restructuring and transformation costs	895	—
Non-GAAP operating income	$(10,031)	$(6,540)

Non-GAAP income before taxes
GAAP income before taxes	$36,401	$49,897
Restructuring and transformation costs	84,751	72,457
Deal amortization	28,056	20,816
Non-GAAP income before taxes	$149,208	$143,170

Non-GAAP net income
GAAP net income	$35,148	$38,800
Restructuring and transformation costs	84,751	72,457
Deal amortization	28,056	20,816
Tax benefit associated with non-GAAP adjustments	(33,512)	(27,845)
Non-GAAP net income	$114,443	$104,228

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.67	$0.74
Non-GAAP items after tax per common share assuming dilution	1.52	1.25
Non-GAAP net income per common share assuming dilution	$2.19	$1.99

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Year Ended
	3/29/2014	3/30/2013
Non-GAAP revenues
GAAP revenue	$938,509	$891,990
Foreign currency effects	(42,429)	(57,670)
Non-GAAP revenue - constant currency	$896,080	$834,320

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$114,443	$104,228
Foreign currency effects	(21,140)	(26,693)
Income tax associated with foreign currency effects	4,926	7,261
Non-GAAP net income - constant currency	$98,229	$84,796

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$2.19	$1.99
Foreign currency effects after tax per common share assuming dilution	(0.31)	(0.37)
Non-GAAP net income per common share assuming dilution - constant currency	$1.88	$1.62

Restructuring, Transformation and Other Costs
(Unaudited data in thousands)

GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	3/29/2014	3/30/2013

Manufacturing and network optimization	$6,328	$—
Commercial excellence initiatives	2,494	—
Productivity and operational initiatives	1,196	3,669
Accelerated depreciation, asset write-down and other non-cash items	1,766	3,845
Whole blood acquisition and integration	1,266	9,756
In process research and development and related costs	1,217	—
Market-based stock compensation	594	—
Total restructuring, transformation and other costs	$14,861	$17,270

	Year Ended
	3/29/2014	3/30/2013

Manufacturing and network optimization	$45,554	$—
Commercial excellence initiatives	7,939	—
Productivity and operational initiatives	2,529	8,121
Accelerated depreciation, asset write-down and other non-cash items	8,355	4,247
Whole blood acquisition and integration	12,233	60,089
In process research and development and related costs	6,346	—
Market-based stock compensation	1,795	—
Total restructuring, transformation and other costs	$84,751	$72,457

Deal Amortization
(Unaudited data in thousands)
GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	3/29/2014	3/30/2013
Deal amortization	$7,008	$5,858

	Year Ended
	3/29/2014	3/30/2013
Deal amortization	$28,056	$20,816

Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization. Fiscal 2013 has been adjusted to conform with this presentation.